UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

BBX CAPITAL CORPORATION

(Exact name of registrant as specified in its charter)

Florida	59-2022148
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

401 East Las Olas Boulevard, Suite 800, Fort Lauderdale, Florida	33301
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Share Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates (if applicable):

Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act:

None

EXPLANATORY NOTE

This Amendment No. 1 to Form 8-A is being filed by BBX Capital Corporation (the “Company”) to reflect the expiration of the 2009 Rights Agreement (as defined below) and the Preferred Share Purchase Rights distributed thereunder in accordance with their terms. The Preferred Share Purchase Rights were registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, on Form 8-A filed by the Company with the Securities and Exchange Commission on July 10, 2017.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

On September 21, 2019, the Rights Agreement, dated as of September 21, 2009, by and between the Company and American Stock Transfer and Trust Company, LLC, as Rights Agent (the “2009 Rights Agreement”), expired in accordance with its terms and is of no further force or effect. The Preferred Share Purchase Rights distributed to holders of the Company’s Class A Common Stock and Class B Common Stock pursuant to the 2009 Rights Agreement expired upon the expiration of the 2009 Rights Agreement.

SIGNATURE

Pursuant to the requirements of Section l2 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

BBX CAPITAL CORPORATION

Date: June 17, 2020	By:	/s/ Raymond S. Lopez
Raymond S. Lopez,
Executive Vice President and Chief Financial Officer